Exhibit 99.1

Newfield Exploration Provides Williston Basin Update

FOR IMMEDIATE RELEASE

Houston – September 2, 2008 – Newfield Exploration Company (NYSE:NFX) today announced drilling results from recent wells in its Williston Basin program. Over the last three years, Newfield has added significant acreage in the Williston Basin and now has an interest in approximately 170,000 net acres.

Lost Bear Prospect
Newfield’s Lost Bear Prospect area, located along the Nesson Anticline in McKenzie and Dunn Counties, North Dakota, covers 13,600 gross acres (7,740 acres net to NFX). The area is prospective for the Bakken and Sanish/Three Forks formations. Newfield expects to drill 4-6 wells in the Lost Bear area in 2008. Newfield’s average working interest in the area is approximately 57%. Recent results include:

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The Jorgenson 1-10H was recently completed in the Bakken formation and tested at 911 barrels of oil equivalent over a 24-hour period. Newfield operates the well with a 54% interest. A second well – the Jorgenson 1-4H -- has been drilled in this prospect area and is currently being completed in the Bakken formation with oil sales expected in the next several weeks.

•	The Jorgenson 1-15H will commence drilling in early September and will target the Sanish/Three Forks formation. Newfield will have a 26% interest in the well.

Newfield has identified more than 10 drilling locations in the Lost Bear Prospect area and will be actively drilling these locations through the end of 2009. Success with this initial drilling effort would set up additional development/infill locations.

Westberg Prospect
Newfield’s Westberg Prospect area is located along the Nesson Anticline in Williams County, North Dakota. The Westberg area covers 18,000 gross acres (approximately 8,050 acres net to NFX) and is prospective for the Bakken and Sanish/Three Forks formations. Newfield and partner Concho Resources each hold a 50% interest in the Westberg area. Based on initial encouraging results, Newfield expects to drill 5-7 wells in the Westberg Prospect area in 2008. Recent results include:

•	The Larsen 1-16H well was recently completed in the Bakken formation. Production from the well averaged 710 BOPD equivalent over a 22-hour period. Newfield has a 46% interest in the well.

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The Rolfsrud 1-32H well has been drilled and is awaiting completion in the Bakken formation. Newfield is the operator. Following this well the rig will move to Newfield’s Lost Bear area to test the Sanish/Three Forks formation in the Jorgenson 1-15H (referenced above). Newfield has a 46% interest in the well.

Newfield has identified more than 20 drilling locations in the Westberg Prospect area and has a two-rig drilling program planned throughout 2009. Success with this initial drilling effort would set up additional development/infill locations.

Newfield’s 170,000 net acre position in the Williston Basin includes 16,000 net acres along the Nesson Anticline, nearly 100,000 acres west of the Nesson and 54,000 net acres in the Elm Coulee Field of Richland County, Montana. Newfield expects to operate at least 2 rigs in the Williston Basin throughout 2009.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through an active drilling program and select acquisitions. Newfield's domestic areas of operation include the Anadarko and Arkoma Basins of the Mid-Continent, the Rocky Mountains, onshore Texas and the Gulf of Mexico. The Company has international operations in Malaysia and China.

**This release contains forward-looking information. All information other than historical facts included in this release, such as information regarding drilling and development plans, the timing of activities and the timing and rates of production from wells, fields and regions, is forward-looking information.  Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of capital resources, labor conditions and severe weather conditions. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com

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